                                                            Exhibit (d)(16)(iii)

                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

     AMENDMENT NO. 1 to Amended and Restated Investment Advisory Agreement ("Amendment No. 1"), dated as of December 12, 2003, between The Equitable Life Assurance Society of the United States, a New York stock life insurance corporation (the "Manager") and Wellington Management Company, LLP, a limited liability partnership organized under the laws of the Commonwealth of Massachusetts ("Adviser"), with respect to the AXA Premier VIP Trust.

     The Manager and the Adviser agree to modify and amend the Amended and Restated Investment Advisory Agreement (the "Agreement") dated as of August 18, 2003 between them as follows:

     1. Fund. The Manager hereby appoints the Adviser as one of the investment advisers for the AXA Premier VIP Technology Portfolio on the terms and conditions set forth in the Agreement.

     2. Appendix A. Appendix A to the Agreement, setting forth the Funds of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Fund, is hereby replaced in its entirety by Appendix A attached hereto.

     Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth

WELLINGTON MANAGEMENT COMPANY, LLP            THE EQUITABLE LIFE ASSURANCE
                                              SOCIETY OF THE UNITED STATES

By:  /s/ Jonathan M. Payson                   By:  /s/ Peter D. Noris
  ---------------------------------                ------------------
     Name: Jonathan M. Payson                       Peter D. Noris
     Title: Senior Vice President                   Executive Vice President

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                                   APPENDIX A
                               TO AMENDMENT NO. 1
                             TO AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT
                                      WITH
                       WELLINGTON MANAGEMENT COMPANY, LLP

Fund                                                    Annual Advisory Fee Rate**
----                                                    --------------------------
AXA Premier VIP Health Care Portfolio*                  0.65% of the Wellington  Allocated Portion's average
                                                        daily net assets up to and  including  $50  million;
                                                        0.55% of the Wellington  Allocated Portion's average
                                                        daily net assets in excess of $50  million up to and
                                                        including $100 million;  and 0.45% of the Wellington
                                                        Allocated  Portion's  average  daily  net  assets in
                                                        excess of $100 million

Small/Mid Cap Value Portfolios, which shall consist     0.55% of the Wellington  Allocated Portions' average
of the following Allocated Portion and Other            daily net assets up to and  including  $200 million;
Allocated Portion*** (collectively referred to as       and  0.45%  of the  Wellington  Allocated  Portion's
"Small/Mid Cap Value Portfolios"):                      average daily net assets in excess of $200 million

     AXA Premier VIP Small/Mid Cap Value Portfolio*
     AXA Premier Small/Mid Cap Value Fund*

Technology Portfolios, which shall consist of the       0.65% of the Wellington  Allocated Portions' average
following Allocated Portion and Other Allocated         daily net assets up to and  including  $50  million;
Portion*** (collectively referred to as "Technology     0.55% of the Wellington  Allocated Portions' average
Portfolios"):                                           daily net assets in excess of $50  million up to and
                                                        including $100 million;  and 0.45% of the Wellington
     AXA Premier VIP Technology Portfolio*              Allocated  Portions'  average  daily  net  assets in
     AXA Premier Technology Fund*                       excess of $100 million
     EQ/Technology Portfolio*


* Fee to be paid with respect to this Fund shall be based only on the portion of the Fund's average daily net assets advised by the Adviser, which may be referred to as the "Wellington Allocated Portion."

** The daily advisory fee for the Wellington Allocated Portion is calculated by multiplying the aggregate net assets of the Wellington Allocated Portion at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.

***Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as "Small/Mid Cap Value Portfolios" or "Technology Portfolios".